Exhibit 99.1

EyePoint Pharmaceuticals Reports First Quarter 2020 Financial Results and Highlights

Recent Corporate Developments

- Total revenues of $7.5 million and net product revenues of $4.7 million -

- Cash conservation and reorganization initiatives coupled with recent financings support cash runway into 2021 under current COVID-19 pandemic assumptions -

- GLP toxicology studies initiated for EYP-1901, a six-month sustained release anti-VEGF potential treatment for wet age-related macular degeneration -

– Management to host a conference call and webcast today at 8:30 AM ET -

WATERTOWN, Mass., May 6, 2020 - EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT), a pharmaceutical company committed to developing and commercializing innovative ophthalmic products, today reported financial results for the first quarter ended March 31, 2020 and highlighted recent corporate developments.

“We are pleased with product revenue performance in the first quarter, despite the negative impact on customer demand caused by COVID-19 pandemic-related closures of customer facilities beginning in March. We are encouraged that certain regions across the country are now starting to reopen for business, allowing us to begin resupplying physicians and ambulatory surgery centers with our innovative products,” said Nancy Lurker, President and Chief Executive Officer of EyePoint Pharmaceuticals. “We believe that both YUTIQ® and DEXYCU® are well-positioned to support physicians and patients in this COVID-19 era, as both products deliver extended duration therapeutic treatment from a single injection, which may reduce the frequency of in-person follow-up visits and contact with the patient’s face and eyes.”

Ms. Lurker continued, “We remain committed to our mission of delivering innovative ophthalmic products to patients in need and continue to advance our lead development asset EYP-1901 toward clinical trials. EYP-1901 is an anti-VEGF, tyrosine kinase inhibitor (TKI) six-month sustained release potential therapy using our bioerodible Durasert® technology initially targeting wet age-related macular degeneration. Good laboratory practice (GLP) toxicology studies were initiated in March and we remain on schedule to file an Investigational New Drug (IND) application later this year with a Phase 1 clinical trial to follow.”

Commercial Performance in First Quarter 2020

•	Customer demand trended strong for both products during the quarter prior to the emergence of the COVID-19 pandemic in the U.S. causing demand deterioration beginning in March.
•	During the quarter, public health authorities and government agencies including the Centers for Medicare & Medicaid Services (CMS), recommended the postponement of all non-essential elective surgeries, including cataract surgery, for an extended period of time during the COVID-19 pandemic. As a result, ambulatory surgery centers (ASCs) closed or limited operations, decreasing DEXYCU product demand and orders. Our sales organization has maintained contact with customers during the pandemic by providing virtual support and education with regard to DEXYCU.

•

Uveitis and retinal specialist office visits continued to be conducted for YUTIQ, though at reduced frequency, as chronic non-infectious uveitis affecting the posterior segment of the eye can lead to blindness if left untreated.

•	There have been no disruptions to the supply chains for YUTIQ and DEXYCU and the Company continues to produce finished product for commercial sale.
•

In April, the Company announced a reorganization of its commercial operations including cancellation or deferral of planned spending to conserve cash due to the COVID-19 pandemic impact on expected revenue. This reorganization was primarily focused on a reduction in the external contract sales organization for DEXYCU. The Company plans to allocate its remaining DEXYCU commercial resources to high-volume ASCs in key U.S. regions.

•	The Company expects product demand to continue at current decreased levels until COVID-19 related restrictions on elective surgeries and office visits are lifted.

R&D Highlights

•

In March, the Company initiated GLP toxicology studies for EYP-1901, an anti-VEGF, TKI six-month sustained release product candidate using our bioerodible Durasert technology. EYP-1901 is being developed as a potential treatment for wet age-related macular degeneration, with the potential for future indications in diabetic retinopathy and retinal vein occlusion, all of which are diseases representing attractive market opportunities in need of long-lasting treatments to improve treatment compliance. The Company expects to file an IND with the U.S. Food and Drug Administration (FDA) in the fourth quarter of 2020 with a Phase 1 clinical trial to commence shortly thereafter.

Operations Update

•

In April, the Company received a $2 million loan through the Small Business Administration’s Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief and Economic Security Act of 2020 (the CARES Act). The PPP loan will enable the Company to retain key commercial infrastructure and employees and avoid furloughs as product demand and revenues remain significantly reduced due to ASC and physician office closures necessitated by the COVID-19 pandemic. The Company plans to use the proceeds of the PPP loan to cover payroll costs, rent and utilities in accordance with the CARES Act.

•

The reorganization announced in April is expected to result in annual savings of approximately $7 million and one-time savings of approximately $10 million from other planned expenditure cancellations and deferrals.

Review of First Quarter Results Ended March 31, 2020

For the three months ended March 31, 2020, total net revenue was $7.5 million compared to $2.0 million for the three months ended March 31, 2019. Net product revenue for the three months ended March 31, 2020 was $4.7 million, with $3.6 million for YUTIQ and $1.1 million for DEXYCU, compared to net revenue for three months ended March 31, 2019 of $1.2 million, with $543,000 for YUTIQ and $684,000 for DEXYCU.

Net revenue from royalties and collaborations for the three months ended March 31, 2020 totaled $2.8 million compared to $785,000 in the corresponding quarter in 2019.

Operating expenses for the three months ended March 31, 2020 increased to $18.9 million from $16.7 million in the prior year period, due primarily to increased sales and marketing costs and research and development costs. Non-operating expense, net, for the three months ended March 31, 2020 totaled $1.7 million of net interest expense. Net loss for the three months ended March 31, 2020 was $13.2 million, or $0.11 per share, compared to a net loss of $19.2 million, or $0.20 per share, for the prior year quarter.

Cash and cash equivalents at March 31, 2020 totaled $26.3 million compared to $22.2 million at December 31, 2019.

Financial Outlook

We expect that the Company’s cash and cash equivalents combined with projected cash inflows from anticipated YUTIQ and DEXYCU product sales can fund the Company’s operating plan into 2021 under current assumptions for the duration of the COVID-19-related closures across the U.S.

The Company continues to assess additional cash conservation measures to support its operation through the COVID-19 pandemic.

Conference Call Information

EyePoint will host a conference call today, Wednesday, May 6, 2020, at 8:30 AM ET to discuss the results for the first quarter ended March 31 and recent operational developments. To access the conference call, please dial (877) 312-7507 from the U.S. and Canada or (631) 813-4828 (international) at least 10 minutes prior to the start time and refer to conference ID 7972168. A live webcast will be available on the Investor Relations section of the corporate website at http://www.eyepointpharma.com. A replay of the webcast will also be available on the corporate website.

About EyePoint Pharmaceuticals

EyePoint Pharmaceuticals, Inc. (www.eyepointpharma.com) is a pharmaceutical company committed to developing and commercializing innovative ophthalmic products in indications with high unmet medical need to help improve the lives of patients with serious eye disorders. The Company currently has two commercial products: DEXYCU®, the first approved intraocular product for the treatment of postoperative inflammation, and YUTIQ®, a three-year treatment of chronic non-infectious uveitis affecting the posterior segment of the eye. The Company's pipeline leverages its proprietary bioerodible Durasert® technology for extended intravitreal drug delivery including EYP-1901, a VEGF inhibitor, targeting wet age-related macular degeneration, diabetic retinopathy and retinal vein occlusion. EyePoint Pharmaceuticals is headquartered in Watertown, Massachusetts with offices in Basking Ridge, New Jersey. To learn more about the Company, please visit www.eyepointpharma.com and connect on Twitter and LinkedIn.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect, plan or believe may occur in the future, including but not limited to statements about our expectations regarding the extent to which our business could be adversely impacted by the effects of the COVID-19 coronavirus pandemic, as well as the timing and clinical development of our product candidates, including EYP-1901; and the potential for EYP-1901 as a vital, novel six-month treatment for serious eye diseases, including wet age-related macular degeneration, diabetic retinopathy and retinal vein occlusion. Some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements are risks and uncertainties inherent in our business including, without limitation: the extent to which COVID-19 impacts our business; the effectiveness and timeliness of clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; our ability to achieve profitable operations and access to needed capital; fluctuations in our operating results; our ability to successfully produce sufficient commercial quantities of YUTIQ and DEXYCU and to successfully commercialize YUTIQ and DEXYCU in the U.S.; our ability to sustain and enhance an effective commercial infrastructure and enter into and maintain commercial agreements for YUTIQ and DEXYCU; the development of our YUTIQ line extension shorter-duration treatment for non-infectious uveitis affecting the posterior segment of the eye; potential off-label sales of ILUVIEN for non-infectious uveitis affecting the posterior segment of the eye; consequences of fluocinolone acetonide side effects for YUTIQ; consequences of dexamethasone side effects for DEXYCU; successful commercialization of, and receipt of revenues from, ILUVIEN for diabetic macular edema, or DME; Alimera’s ability to obtain additional marketing approvals and the effect of pricing and reimbursement decisions on sales of ILUVIEN for DME; Alimera’s ability to commercialize ILUVIEN for non-infectious uveitis affecting the posterior segment of the eye in the territories in which Alimera is licensed to do so; our ability to market and sell products; the success of current and future license agreements, including our agreement with Equinox Science; termination or breach of current license agreements, including our agreement with Equinox Science; our dependence on contract research organizations, contract sales organizations, vendors and investigators; effects of competition and other developments affecting sales of products; market acceptance of products; effects of guidelines, recommendations and studies; protection of intellectual property and avoiding intellectual property infringement; retention of key personnel; product liability; industry consolidation; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; volatility of stock price; possible dilution; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Contacts

Investors:
Argot Partners

Sam Martin or Joe Rayne

212-600-1902

eyepoint@argotpartners.com

Media:
Thomas Gibson

201-476-0322
tom@tomgibsoncommunications.com

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019

Revenues:
Product sales, net	$4,687	$1,227
License and collaboration agreements	2,020	65
Royalty income	782	720
Total revenues	7,489	2,012
Operating expenses:
Cost of sales, excluding amortization of acquired intangible assets	980	330
Research and development	4,853	3,797
Sales and marketing	8,125	7,311
General and administrative	4,360	4,610
Amortization of acquired intangible assets	615	615
Total operating expenses	18,933	16,663
Loss from operations	(11,444)	(14,651)

Other income (expense):
Interest and other income, net	54	243
Interest expense	(1,784)	(1,020)
Loss on extinguishment of debt	—	(3,810)
Total other expense, net	(1,730)	(4,587)
Net loss	$(13,174)	$(19,238)
Net loss per common share - basic and diluted	$(0.11)	$(0.20)
Weighted average common shares outstanding - basic and diluted	115,530	95,452

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$26,299	$22,214
Accounts and other receivables, net	14,390	11,368
Prepaid expenses and other current assets	5,647	5,997
Inventory	3,358	2,138
Total current assets	49,694	41,717
Operating lease right-of-use assets	2,967	3,078
Intangible assets, net	27,054	27,669
Other assets	575	507
Total assets	$80,290	$72,971
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,717	$11,024
Other current liabilities	551	481
Deferred revenue	30	15
Total current liabilities	10,298	11,520
Long-term debt	47,716	47,223
Operating lease liabilities - noncurrent portion	2,764	2,898
Other long-term liabilities	3,038	3,000
Total liabilities	63,816	64,641
Stockholders’ equity:
Capital	494,094	472,776
Accumulated deficit	(478,460)	(465,286)
Accumulated other comprehensive income	840	840
Total stockholders’ equity	16,474	8,330
Total liabilities and stockholders’ equity	$80,290	$72,971